Exhibit 99.1

Heritage Oaks Bancorp Press Release Continued

Exhibit 7(c) 99.1

FOR IMMEDIATE RELEASE

10:00 AM PT, October 9, 2003

Quarterly Earnings Press Release

Lawrence P. Ward, President and CEO of Heritage Oaks Bancorp (the Company) and its subsidiary, Heritage Oaks Bank (the Bank), announced the results of operations through the end of the third quarter September 30, 2003. Mr. Ward stated “for the three month period ending September 30, 2003, the Company reported net earnings of $916,301 or $0.29 per share on a fully diluted basis. This represents a 31.8% improvement over net earnings of $675,574 or $0.22 per share on a fully diluted basis for the same three month period in 2002.  For the nine months ending September 30, 2003, the Company reported net earnings of $2,620,160 or $0.83 per share fully diluted.  This represents a 38.33% increase over the nine month period ending September 30, 2002 net income of $1,875,215 or $0.60 per share fully diluted.  Through the nine months ending September 30, 2003, the Company reported Return on Average Assets ( ROAA) and Return On Average Equity (ROE) of 1.08% and 16.42%, respectively”.

Mr. Ward went on to say that at September 30, 2003, “the Company reported total assets of $332 million. Growth in total assets was flat over the past 12 month period, however, growth in loans net of reserves of 29%, growth in non-interest demand deposits of 7.5% and growth in equity capital of 20.1% over the levels for the same period of 2002 represent a strong reallocation of earning assets resulting in significant increases in net income”.

Below is a summary un-audited balance sheet for September 30: (amounts in thousands)

	2002	2003
Total Assets	$333,136	$331,811

Loans, net of reserves	$173,867	$214,844

Deposits	$265,662	$270,289

Equity Capital	$18,624	$22,381

Below is a summary un-audited income statement for the nine months ending September 30: (amounts in dollars)

	2002	2003
Net Interest Income	$8,999,184	$10,528,190

Non-Interest Income	$2,488,397	$2,809,561

Non-Interest Expense	$8,111,471	$8,861,615

Income Tax Expense	$1,065,895	$1,530,976

Net After Tax Income	$1,875,215	$2,620,160

Information regarding Heritage Oaks Bancorp stock may be acquired using the call sign of HEOP or accessed on line at www.heritageoaksbank.com. Information may also be acquired by calling our market makers, Hoefer and Arnett at 1-800-346-5544; The Seidler Co at 1-800-288-2811; Wedbush Morgan Securities at 1-800-234-0480; Sandler O’Neill & Partners, L.P. at 1-800-635-6860 or by Contacting Tana Eade-Davis Vice President, Shareholder Relations Officer at Heritage Oaks Bank.

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, increased profitability, continued growth, the Company’s beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Company’s operations, interest rates and financial policies of the United States government and general economic conditions. Additional information on these and other factors that could affect financial results are included in its Securities and Exchange Commission filings.

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